Exhibit 10.39

December 15, 2010

[Insert Name of Executive]

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA  02142

Dear [                   ]:

You and Momenta Pharmaceuticals, Inc. (the “Company”), are parties to an employment agreement dated                that sets forth certain terms of your employment with the Company (the “Employment Agreement”).  We have agreed to certain amendments to the Employment Agreement set forth below in order to correct document failures in the Employment Agreement under section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Internal Revenue Service Notice 2010-6, 2010-3 IRB 275 (“Notice 2010-6”).  In accordance with Notice 2010-6, the amendments will have an effective date of January 1, 2009.

Except as set forth below, your Employment Agreement shall remain in full force and effect.

1.                                       The last sentence of Section 5.1 of the Employment Agreement shall be replaced in its entirety with the following:

“In addition, if the Employee’s employment with the Company is terminated by reason of the Employee’s Disability, by the Company without Cause, or by the Employee’s voluntary resignation for Good Reason, subject to the Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form provided by and satisfactory to the Company (hereinafter, a “Severance Agreement”), which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days of the date of termination, the Employee shall be eligible to receive the following separation benefits:”

2.                                       Section 5.1(a) of the Employment Agreement shall be replaced in its entirety with the following:

“an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the date of termination (which amount shall be payable in installments in accordance with the Company’s regular payroll practices, beginning on the next payroll date following the 60th day after the date of termination) and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the date of termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the next payroll date following the 60th day after the date of termination);”

3.                                       The last sentence of Section 5.1(c) of the Employment Agreement shall be replaced in its entirety with the following:

“The benefits provided and/ or the payments made under this subsection shall be in installments in accordance with the Company’s regular payroll practices, beginning with the payroll date following the 60th day after the date of termination; and”

4.                                       Section 5.3(d) of the Employment Agreement shall be replaced in its entirety with the following:

“Any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 5.3(d).  Within 30 days after each date on which the Employee first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Employee (with reasonable detail regarding the basis for its determinations):  (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 5.3(b) Override is applicable.  The Eliminated Amount shall be determined by reducing or eliminating Potential Payments in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax, to the extent necessary to maximize the Eliminated Payments.  Within 30 days after delivery of such notice to the Employee, the Employee shall deliver a response to the Company (the “Employee Response”) stating either (A) that he/she agrees with the Company’s determinations pursuant to the preceding two sentences or (b) that he/she disagrees with such determinations, in which case he/she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount (which must be determined based on the ordering rules set forth in the preceding sentence) and (iii) whether the Section 5.3(b) Override is applicable.  In the event that the Employee fails to deliver an Employee Response on or before the required date, the Company’s initial determination shall be final.  If the Employee states in the Employee Response that he/ she agrees with the Company’s determination, the Company shall make the Potential Payments to the Employee within three business says following delivery to the Company of the Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Employee states in the Employee Response that he/she disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Employee Response, the Employee and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Employee Response, make to the Employee those Potential Payments as to which there is no dispute between the Company and the Employee regarding whether they should be made (except for any such Potential Payments which are not due to be paid until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.  Subject to the limitations contained in Sections 5.3(a) and (b) hereof, the amount of any payments to be made to the Employee following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by the Wall Street Journal, compounded monthly from the date such payments originally were due.”

4.                                       The last parenthetical of Section 6.2(a) of the Employment Agreement shall be replaced in its entirety with the following:

“(which amount shall be payable in one lump sum on the next payroll date following the 30th day after the date of termination; provided, however, that if the Change in Control Date precedes the Change in Control, then such amount shall be payable in accordance with Section 5.1(a)(i) hereof);”

5.                                       The last sentence of Section 6.2(c) of the Employment Agreement shall be replaced in its entirety with the following:

“The benefits provided and/or payments made under this subsection shall be in installments in accordance with the Company’s regular payroll practices, beginning with the payroll date following the 30th day after the date of termination; provided, however, that if the Change in Control Date precedes the Change in Control, then such amounts shall be payable in accordance with Section 5.1(c) hereof.”

Signatures on Page Following

Signature Page

Sincerely,

Momenta Pharmaceuticals, Inc.

By:

Title:

The foregoing correctly sets forth the terms of my continued employment with the Company.  I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above.  I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

Date: , 2010

[Insert Name of Executive]